UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 1, 2016

Date of Report (Date of earliest event reported)

ADAIAH DISTRIBUTION INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55369	90-1020141
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Poruka iela 3 Madona LV- 4801 Latvia	4801
(Address of principal executive offices)	(Zip Code)

(775) 375-5240

Registrant's telephone number, including area code

_______________________________________________

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

March 1, 2016, Nickolay Titov, the sole director, President, Treasurer and Secretary, and holder of 116,000,000 shares of common stock of Adaiah Distribution Inc. ("Adaiah or the "Company"), representing approximately 82.27% of the Company's issued and outstanding securities, entered into a Letter of Intent (the "LOI"), pursuant to which he agreed to sell all of his shares in the Company to four (4) unrelated third parties (the "Purchasers"). In the event the transactions contemplated by the LOI are completed, the Purchasers and related number of shares purchased would be as set forth below:

Name of Purchaser	No. of Shares	Percentage of Issued and Outstanding

Mr. Sylvester Jordan and Mr. Galen Graham	84.6 million	60%
Mr. Mark Wright	28.2 million	20%
Agent/Consultant	3.20 million	2.27%
Total	116,000,000	82.27%

The potential new shareholders have no direct family relationships to the officers or directors of Adaiah. In the event the transactions contemplated by the LOI are completed, the Purchasers intend to bring various new projects to the Company.

Biographical information pertaining to two (2) of the Purchasers, Mr. Sylvester Pyper Jordan and Mr. Galen Graham, are provided below.

Sylvester Pyper Jordan a/k/a Sly Pyper Jordan ("Sly") is a world-renown music producer, composer, songwriter, vocalist, and entertainer. Sly, like so many of today's Hip-Hop and Rap super artists, chose music as his path to improve his life. Sly dreamed that this one choice could propel him to superstardom. Sly's list of solid accomplishments is long, and the artists that he has worked with are the 'who's who' of the music industry. From his homemade recording studio to the state-of-the-art studios he works in today, many of music's top artists have worked with and/or seek for an opportunity to work with Sly. Such top artists include Dr. Dre, Kendrick Lamar, Eminem, Keyshia, The Game, R Kelly, and Flo Rida, who are just a few of the many Grammy award-winning, platinum album producing talents that continuously call on Sly. Among his most recent accomplishments, Sly is multi-credited for his work on Grammy nominated Straight Outta Compton album. Sly, along with his closely chosen partners of WunTu Media, intend to continue to new heights and achieve much success in the industry by opening their own studio, and producing more great music for the world. The acquisition of a controlling interest in Adaiah is part of their plan of creating multi-faceted, music business through a public vehicle.

Gee Graham, born Galen Graham, is a music and entertainment industry insider, and manager for Sly Pyper Jordan. Over the last 18 years, Mr. Graham has made a name for himself in the entertainment business starting as a club promoter, club manager, and general manager, winning multiple industry awards. In addition, he worked alongside his longtime partner Sly Pyper Jordan on Dr. Dre's Aftermath production team.

The terms set forth in the LOI are not binding and are subject to change. The obligations of all parties to consummate the sale of the securities of the Company are subject to the negotiation and execution of a definitive agreement and satisfaction of the conditions contained in such definitive agreement, including completion of the Purchasers' due diligence review of Adaiah. It is anticipated that upon closing of the sale of the securities, a change of control is expected to occur with Mr. Titov appointing a designee of the Purchasers as a member of the Board of Directors and as Chief Executive Officer, Chief Financial Officer and Secretary of the Company.  Thereafter, Mr. Titov is expected to resign as a member of the Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAIAH DISTRIBUTION INC.

Date: March 15, 2016	By:	/s/ Nikolay Titov
	Name:	Nikolay Titov
	Title:	President, Chief Executive Officer, Chief Financial Officer